Exhibit 99.2

          BeiGene,Ltd.

BeiGene Expands Global Pivotal Program for BTK Inhibitor BGB-3111

•	Initiates global Phase 3 trial of BGB-3111 compared to bendamustine and rituximab (BR) in treatment-naïve chronic lymphocytic leukemia / small lymphocytic lymphoma (CLL/SLL) patients
•	Initiates global pivotal Phase 2 trial of BGB-3111 in combination with GAZYVA® (obinutuzumab) in relapsed or refractory follicular lymphoma (FL) patients
•	Completes enrollment of pivotal Phase 2 trial in China in mantle cell lymphoma (MCL) patients

CAMBRIDGE, Mass., and BEIJING, China, November 13, 2017 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ:BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today announced the initiation of  two new global pivotal clinical trials of BGB-3111, an investigational Bruton’s Tyrosine Kinase (BTK) inhibitor, including a Phase 3 trial of BGB-3111 in previously untreated patients with CLL/SLL and a pivotal Phase 2 trial of BGB-3111 in combination with GAZYVA® (obinutuzumab) in patients with relapsed or refractory FL. Along with a global Phase 3 trial comparing BGB-3111 to ibrutinib in Waldenström’s macroglobulinemia (WM), initiated in early 2017, BGB-3111 is now being evaluated in global pivotal trials in three distinct indications. Additionally, BGB-3111 is being evaluated in a broad pivotal clinical development program in China, including ongoing pivotal Phase 2 trials in MCL, CLL, and WM, which was initiated in August 2017. BeiGene also announced today that enrollment in the pivotal Phase 2 trial of BGB-3111 in China in MCL patients was completed in September 2017.

“The initiation of two additional pivotal trials expands our global registration-directed clinical development of BGB-3111 to additional indications, including patients with

          BeiGene,Ltd.

follicular lymphoma, a common B cell malignancy for which BTK inhibitors are not yet approved. We look forward to continuing the development of BGB-3111 as a potentially best-in-class BTK inhibitor for patients worldwide who suffer from hematological malignancies,” commented John V. Oyler, Founder, Chief Executive Officer, and Chairman of BeiGene.

“We believe that these two new pivotal trials are supported by our growing clinical experience with BGB-3111, in which over 600 patients have been dosed to date. With the newly initiated Phase 3 CLL/SLL trial, we aim to investigate whether BGB-3111 could be an effective treatment option for a broad population of CLL/SLL patients requiring initial treatment. The initiation of the pivotal trial in follicular lymphoma is an effort to determine whether the combination of BGB-3111 and obinutuzumab represents an effective treatment option for a high-unmet-need population of relapsed or refractory patients to potentially support the pursuit of accelerated or conditional approval of this regimen,” commented Jane Huang, M.D., Chief Medical Officer, Hematology.

Trial Design

The Phase 3 trial in CLL/SLL is designed to compare BGB-3111 to BR and will be conducted in North America, Europe, Australia, New Zealand, and Asia. The study will enroll previously untreated CLL/SLL patients ineligible for intensive chemo-immunotherapy (i.e., fludarabine, cyclophosphamide, and rituximab), who will be divided into two cohorts. The first cohort is designed to include 420 patients without a 17p deletion (del17p),  who will be randomized in a 1:1 ratio to receive either BGB-3111 until progression or six cycles of BR. Crossover will be allowed in the BR arm upon progression. The primary endpoint will be progression-free survival (PFS), and secondary endpoints include overall response rate (ORR), duration of response (DOR), overall survival (OS), and patient-reported outcomes. Patients with del17p will be enrolled in a second cohort to receive BGB-3111 until progression and will be assessed for response and safety.

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The pivotal Phase 2 trial in FL is designed to evaluate  BGB-3111 in combination with obinutuzumab in patients who have had at least two prior lines of therapy and who progressed within 12 months of their last treatment or were refractory to their last treatment. The primary endpoint will be ORR and obinutuzumab monotherapy will be included as a comparator, in order to evaluate the contribution of BGB-3111. The trial is expected to enroll approximately 210 patients in North America, Europe, Australia, and New Zealand who will be randomized 2:1 to receive either BGB-3111 with obinutuzumab or obinutuzumab alone. Patients in the obinutuzumab arm will have the option to add BGB-3111 after 12 months if a response has not been achieved. Secondary endpoints of the study include DOR, PFS, OS, and time to response.

About BGB-3111

BGB-3111 is a potent and highly selective investigational small molecule inhibitor of BTK. BGB-3111 has demonstrated higher selectivity against BTK than ibrutinib, a BTK inhibitor currently approved by the U.S. Food and Drug Administration and the European Medicines Agency, based on biochemical assays, higher exposure than ibrutinib based on their respective Phase 1 experience in separate trials, and sustained 24-hour BTK occupancy in both the peripheral blood and lymph node compartments.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 700 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.i

          BeiGene,Ltd.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of BGB-3111 and BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to BGB-3111.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene's ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com

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